Exhibit 10.1

AMENDED AND RESTATED
STANDSTILL AGREEMENT

This Amended and Restated Standstill Agreement (this “Agreement”) is made as of January     , 2010 by and between SuperMedia Inc., a Delaware corporation formerly known as Idearc Inc. (the “Company”), and Paulson & Co. Inc., a Delaware corporation (“Paulson & Co.”), for its own account for the limited purposes set forth herein, and on behalf of the investment funds and accounts managed by Paulson & Co. listed on Schedule A to this Agreement (the “Standby Purchasers” and together with Paulson & Co., “Paulson”).

R E C I T A L S

WHEREAS, pursuant to (a) the Standby Purchase Agreement (the “Standby Purchase Agreement”), dated as of December 31, 2009, by and between the Company and Paulson & Co. (on behalf of the Standby Purchasers), and (b) the Company’s and its domestic subsidiaries’ Chapter 11 plan of reorganization (the “Plan”), Paulson was issued shares of the Company’s new common stock, $.01 par value (the “New Common Stock”), which shares represent approximately 17.4% of the New Common Stock issued and outstanding as of the date of this Agreement;

WHEREAS, as a condition to the Standby Purchase Agreement, the Company and Paulson & Co. (on behalf of the Standby Purchasers) entered into a Standstill Agreement (the “Original Agreement”), dated as of December 31, 2009, pursuant to which Paulson and the Company defined certain agreements between the Company and Paulson in its capacity as a stockholder of the Company;

WHEREAS, Paulson and the Company desire to amend and restate the Original Agreement in full by entering into this Agreement;

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises, representations, warranties and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.             Board Representation.

(a)           The Company agrees that if Paulson beneficially owns 17.0% or more of the then issued and outstanding shares of New Common Stock at any time prior to June 30, 2010, Paulson shall be entitled during such period to nominate one individual (such individual, and any successor to such individual as contemplated in Section 1(a)(iii), the “Paulson Nominee”) for election as a member of the Board of Directors of the Company (the “Board”); and specifically the Company agrees to:

(i)            as promptly as practicable and in no event later than ten days following the nomination of the Paulson Nominee as contemplated in this Section 1, (1) increase the size of the Board by one seat and (2) appoint the Paulson

Nominee as a director of the Company whose term shall expire on the earlier of (A) such time, if any, as Paulson ceases to beneficially own 17.0% or more of the issued and outstanding shares of New Common Stock for a period of 30 consecutive days and (B) at the annual meeting of stockholders to be held in 2011, subject to re-election or re-appointment of the Paulson Nominee as provided in Sections 1(a)(ii) and 1(a)(iii), respectively;

(ii)           unless Paulson has at any time prior to the Termination Date ceased to beneficially own 17.0% or more of the issued and outstanding shares of New Common Stock for a period of 30 consecutive days, at each annual meeting of stockholders of the Company to be held prior to the Termination Date, the Company (1) will cause the slate of nominees standing for election, and recommended by the Board, at each such meeting to include the Paulson Nominee, (2) will nominate and reflect in the proxy statement on Schedule 14A for each such meeting the nomination of the Paulson Nominee for election as a director of the Company at each such meeting, and (3) cause all proxies received by the Company to be voted in the manner specified by such proxies and, to the extent permitted under applicable law and stock exchange rules, cause all proxies for which a vote is not specified to be voted for the Paulson Nominee; and

(iii)          if the Paulson Nominee ceases to be a director of the Company other than due to Paulson ceasing to beneficially own 17.0% or more of the issued and outstanding shares of New Common Stock for a period of 30 consecutive days at any time prior to the Termination Date, Paulson may propose to the Company a replacement nominee for election as a director of the Company, in which event such individual shall be appointed to fill the vacancy created as a result of the prior Paulson Nominee ceasing to be a director of the Company.

(b)           The Company agrees that promptly following the appointment or election of the Paulson Nominee, the Company will, upon written request by Paulson, cause the Paulson Nominee to be included as a member of any committee of the Board on which the Paulson Nominee is eligible to serve under applicable law or stock exchange or market policy.  Paulson and the Company agree that at all times the following actions will require approval of a majority of directors of the Company who are independent of Paulson and management of the Company, which independent directors may comprise a committee of the Board: (i) the amendment or waiver of any provision of this Agreement, (ii) consent to the assignment of Paulson’s rights under this Agreement or consent to the relief of Paulson’s obligations under this Agreement, (iii) the amendment or waiver of any provision of the Rights Agreement (defined in Section 4(a)) or the Registration Rights Agreement, dated as of December 31, 2009, between the Company, Paulson and the holders of New Common Stock from time to time party thereto, in each case to the extent any such amendment or waiver affects Paulson, and (iv) redemption of the rights issued under the Rights Agreement.

(c)           Paulson will provide, as promptly as reasonably practicable, all information relating to the Paulson Nominee (and other information, if any) to the extent required under applicable law to be included in any proxy statement of the Company and in any other solicitation materials to be delivered to stockholders of the Company in connection with a stockholders meeting as contemplated by Section 1(a)(ii).

(d)           As of the date of this Agreement an individual nominated by Paulson has been appointed to the Board and such nominee is the Paulson Nominee.

2.             Voting.  Paulson agrees that until the Termination Date:

(a)           it will cause to be present, in person or represented by proxy, all Voting Securities that Paulson beneficially owns at all stockholder meetings of the Company so that all Voting Securities that Paulson beneficially owns may be counted for the purposes of determining the presence of a quorum at such meetings;

(b)           if and for so long as Paulson beneficially owns in excess of 22.5% of the then issued and outstanding shares of New Common Stock, on any and all matters submitted to a vote of the holders of New Common Stock Paulson (1) may vote up to 22.5% of the shares of New Common Stock then issued and outstanding in its discretion, and (2) shall vote, or cause to be voted, any shares of New Common Stock that Paulson beneficially owns in excess of such 22.5% in the same proportion as the other holders of New Common Stock vote their shares of New Common Stock with respect to such matters; provided, that notwithstanding the foregoing:

(i)            with respect to the election of nominees to the Board, Paulson (1) may vote up to 12.5% of the then issued and outstanding shares of New Common Stock in its discretion at the annual meeting of the stockholders of the Company to be held in 2011, (2) may vote up to 17.0% of the then issued and outstanding shares of New Common Stock in its discretion at each annual meeting of the stockholders of the Company to be held prior to the Termination Date (other than the annual meeting to be held in 2011), and (3) shall vote, or cause to be voted, any shares of New Common Stock that Paulson beneficially owns in excess of such 12.5% and 17.0%, as applicable, in the same proportion as other holders of shares of New Common Stock vote their shares of New Common Stock with respect to the election of nominees to the Board at each annual meeting of the stockholders of the Company held prior to the Termination Date; provided, that in all cases, Paulson may vote all of its shares of New Common Stock in favor of the election of the Paulson Nominee;

(ii)           with respect to a proposed Change of Control Transaction that Paulson desires to vote in favor of, Paulson may vote all shares of New Common Stock that Paulson beneficially owns in favor of such Change of Control Transaction if such Change of Control Transaction treats Paulson and its Affiliates the same as all other holders of New Common Stock and if pursuant to such Change of Control Transaction Paulson will dispose of its shares of New Common Stock;

(iii)          with respect to a proposed Change of Control Transaction that Paulson does not desire to vote in favor of, but which Change of Control

Transaction has been recommended by the Board for approval by the Company’s stockholders, Paulson (1) may vote up to 27.5% of the then issued and outstanding shares of New Common Stock in respect of such Change of Control Transaction in its sole discretion, and (2) shall vote, or cause to be voted, any shares of New Common Stock that Paulson beneficially owns in excess of such 27.5% in the same proportion as the other holders of New Common Stock vote their shares of New Common Stock with respect to such Change of Control Transaction; and

(iv)          notwithstanding Sections 2(b)(ii) and (iii), except as provided in the immediately succeeding sentence, if Paulson or an Affiliate of Paulson has any interest in the Person or Persons (other than the Company) that is a party in a Change of Control Transaction (other than a Debt Interest) or if such Change of Control Transaction treats Paulson or its Affiliates differently than all other holders of New Common Stock, then Paulson shall vote, or cause to be voted, all shares of New Common Stock that Paulson beneficially owns in the same proportion as the holders of New Common Stock who do not have an interest in any Person or Persons (other than the Company) that is a party in such Change of Control Transaction vote their shares of New Common Stock with respect to such Change of Control Transaction.  Notwithstanding the foregoing, Paulson shall not be subject to the restrictions set forth in this Section 2(b)(iv) prior to the Termination Date at such time, if any, as Paulson shall beneficially own less than 17.0% of the then issued and outstanding shares of New Common Stock for a period of 30 consecutive days.

(c)           Paulson agrees that with respect to the voting of shares of its New Common Stock over which Paulson has discretion as contemplated in Section 2(b), Paulson shall vote contemporaneously with the voting by other stockholders of the Company.  Paulson agrees that with respect to the voting of shares of its New Common Stock over which Paulson does not have discretion as contemplated in Section 2(b), Paulson shall take such action as may be necessary to cause such shares of New Common Stock to be automatically voted in accordance with the terms of Section 2(b).

(d)           As of the date of the Original Agreement, Paulson revoked any and all other proxies and voting agreements given by Paulson with respect to the Voting Securities and caused, and will cause, its Affiliates to revoke any and all proxies and voting agreements given by any such Affiliate with respect to the Voting Securities.

3.             Standstill.

(a)           Paulson hereby agrees that until the earlier of (x) such time, if any, as Paulson beneficially owns less than 17.0% of the then issued and outstanding shares of New Common Stock for a period of 30 consecutive days and (y) the Termination Date, neither Paulson nor any of its Affiliates will, acting alone, as part of a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) or otherwise in concert with any other Person, unless specifically requested in writing by the Board on an unsolicited basis:

(i)            after the Purchase Period (as defined below), acquire, or agree to acquire, offer to acquire, or seek or propose to acquire beneficial ownership of any New Common Stock or any rights or options to acquire any New Common Stock (including from a third Person); or

(ii)           initiate, propose, finance, negotiate, seek to effect, guarantee the financing of, assist any other Person  in obtaining financing for, or knowingly cause (1) any proxy contest or other proposal to obtain board representation, (2) any stockholder proposal, whether made pursuant to Rule 14a-8 or Rule 14a-4 under the Exchange Act or otherwise or (3) any Change of Control Transaction, except that Paulson may do any of the foregoing with respect to a proposed Change of Control Transaction if such proposed Change of Control Transaction is subject to the voting requirements set forth in Section 2(b); or

(iii)          except with respect to a proposed Change of Control Transaction expressly subject to the voting requirements set forth in Section 2(b), “solicit” (within the meaning of Rule 14a-1(l) under the Exchange Act) any proxies to vote, or seek to influence any other Person with respect to the voting of any Voting Securities on any of the matters set forth in Section 3(a)(ii); or

(iv)          except with respect to a proposed Change of Control Transaction expressly subject to the voting requirements set forth in Section 2(b), take any action that would require the Company under applicable law, rule or stock exchange policy to make a public announcement regarding any of the matters set forth in Section 3(a)(ii); or

(v)           except with respect to a proposed Change of Control Transaction expressly subject to the voting requirements set forth in Section 2(b), form, join or participate in any “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any Voting Securities; or

(vi)          nominate an individual or individuals for election to the Board at any meeting (or by written consent in lieu of a meeting) of stockholders of the Company, other than as expressly provided in this Agreement with respect to the Paulson Nominee, or effect or attempt to effect the removal of any members of the Board (other than the Paulson Nominee); provided, that compliance by Paulson with the provisions of Sections 1 or 2(b) shall not constitute a violation of this provision; or

(vii)         other than as expressly provided in this Agreement with respect to the Paulson Nominee, directly or indirectly seek to elect, appoint or otherwise place (or seek to have elected, appointed or otherwise placed) a representative of Paulson on the Board, it being the express agreement of Paulson and the Company that Paulson shall be entitled to only one seat on the Board, subject to the conditions set forth in this Agreement, prior to the Termination Date; or

(viii)        seek to call, or to request the call of, a special meeting of the stockholders of the Company; or

(ix)           deposit any securities of the Company into a voting trust, or subject any securities of the Company to any agreement or arrangement with respect to the voting of such securities (other than pursuant to Section 2 of this Agreement), or other agreement or arrangement having similar effect to which, in each case, a Person who is not an Affiliate of Paulson is a party; or

(x)            execute any written stockholder consent with respect to the Company, except in accordance with Section 2 of this Agreement; or

(xi)           except with respect to a proposed Change of Control Transaction expressly subject to the voting requirements set forth in Section 2(b), seek or request permission to do any of the foregoing, make, initiate, take or participate in any demand, request, action (legal or otherwise) or proposal to amend, waive or terminate any provision of this Agreement; or

(xii)          disclose any intention, plan or arrangement inconsistent with the foregoing.

(b)           Notwithstanding the foregoing provisions of this Section 3, the parties to this Agreement acknowledge and agree that:

(i)            at any time prior to September 30, 2010 (the “Purchase Period”), Paulson may acquire beneficial ownership of additional shares of New Common Stock; provided, that in no event, before, during or after the Purchase Period, may Paulson acquire or beneficially own in excess of 45% of the shares of New Common Stock then issued and outstanding (inclusive of the shares of New Common Stock issued to Paulson by the Company on the Effective Date in exchange for all of the Class 3 and Class 4 claims of Paulson pursuant to the Plan); provided further, that Paulson may acquire beneficial ownership of additional shares of New Common Stock (including after the Purchase Period) pursuant to Paulson’s exercise of its preemptive rights set forth in Section 11, subject to the 45% beneficial ownership limitation set forth above in this Section 3(b)(i);

(ii)           the provisions of Section 3(a) shall not restrict the actions of Paulson taken in respect of a Change of Control Transaction the terms of which require as a condition to consummation of such Change of Control Transaction compliance with the applicable voting restrictions set forth in Sections 2(b)(ii), (iii) and (iv) (and which condition is not waived); and

(iii)          the provisions of Section 3(a) will not limit in any respect Paulson’s ability to privately make proposals to the Board with respect to any of the actions, activities, or matters otherwise restricted by Section 3(a).

4.             Non-Interference.

(a)           The Company will not, by amendment of its Amended and Restated Certificate of Incorporation (the “Charter”), its Amended and Restated Bylaws (the “Bylaws”), or its Rights Agreement (the “Rights Agreement”), or through any other means, circumvent or seek to circumvent the observance or performance by the Company of any of its obligations under the terms of this Agreement, including, without limitation, by challenging in any manner the terms of the Charter, the Bylaws, or the Rights Agreement or the validity or enforceability of this Agreement on any grounds (including as being against public policy, as having been improperly induced or otherwise), whether by the initiation of any legal proceeding for such purpose, or by the intervention, participation or attempted intervention or participation in any manner in any other legal proceeding initiated by another Person or otherwise.  Paulson hereby consents to the amendment to the Bylaws in the form of Exhibit A attached to this Agreement.

(b)           Paulson will not by any means, circumvent or seek to circumvent the observance or performance by Paulson of any of its obligations under the terms of this Agreement, including, without limitation, by challenging in any manner the terms of the  Charter, the Bylaws, or the Rights Agreement or the validity or enforceability of this Agreement on any grounds (including as being against public policy, as having been improperly induced or otherwise), whether by the initiation of any legal proceeding for such purpose, or by the intervention, participation or attempted intervention or participation in any manner in any other legal proceeding initiated by another Person or otherwise.

(c)           Notwithstanding the foregoing, the Company and Paulson each acknowledges and agrees that the invalidity or unenforceability of any provision of the Charter or the Bylaws will not constitute or give rise to a breach of Section 1(a)(i) of this Agreement or a right of either the Company or Paulson to terminate this Agreement based on such breach.

(d)           The Company agrees that until the earlier of (x) such time, if any, as Paulson beneficially owns less than 17.0% of the then issued and outstanding shares of New Common Stock for a period of 30 consecutive days and (y) the Termination Date, without the prior written consent of Paulson & Co., if Paulson (as defined in the Rights Agreement) has not become an Acquiring Person (as defined in the Rights Agreement), neither the Company nor the Rights Agent (as defined in the Rights Agreement) shall modify, supplement or amend Section 1(t) of the Rights Agreement or otherwise modify, supplement or amend the Rights Agreement in any manner that would adversely affect the rights, interests, duties or obligations of Paulson (as defined in the Rights Agreement) under the Rights Agreement in a manner that relates to the determination as to whether Paulson (as defined in the Rights Agreement) is a “Grandfathered Person” (as defined in the Rights Agreement) or “Acquiring Person” (as defined in the Rights Agreement) under the Rights Agreement.

5.             Publicity.  Neither the Company nor Paulson will, directly or indirectly, make or issue or cause to be made or issued any disclosure, announcement or statement (including without limitation the filing of any document or report with the SEC or any other governmental agency or any disclosure to any journalist, member of the media or securities analyst) concerning the other party or any of its respective past, present or future general partners, managers, directors, officers or employees, which disparages any of such party’s respective past, present or future general partners, managers, directors, officers or employees as individuals (recognizing that each party will be free to (a) comment in good faith regarding the business of the other party, provided any such comment shall not otherwise violate the terms of this Agreement, and (b) after consultation with counsel, make any disclosure that it determines in good faith is required to be made under applicable law).

6.             Paulson’s Representations and Warranties.  Paulson represents and warrants to the Company that:

(a)           the execution, delivery and performance of this Agreement by Paulson have been duly and validly authorized by all necessary corporate action on the part of Paulson; this Agreement has been duly executed by Paulson, is a valid and binding agreement of Paulson, and is enforceable against Paulson in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally or by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law); and

(b)           the execution, delivery and performance by Paulson of this Agreement does not violate or conflict with or result in a breach of or constitute (or with notice or lapse of time or both constitute) a default or result in the creation or imposition of, or give rise to, any lien, charge, restriction, claim, encumbrance or adverse penalty of any nature whatsoever under Paulson’s organizational documents or under any agreement or instrument to which Paulson is a party or by which any of its properties or assets is bound or under any law or any order of any court or other agency of government.

7.             Company’s Representations and Warranties.  The Company represents and warrants to Paulson that:

(a)           the execution, delivery and performance of this Agreement by the Company have been duly and validly authorized by all necessary corporate action on the part of the Company; this Agreement has been duly executed by the Company, is a valid and binding agreement of the Company, and is enforceable against the Company in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally or by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law);

(b)           the execution, delivery and performance by the Company of this Agreement does not violate or conflict with or result in a breach of or constitute (or with notice or lapse of time or both constitute) a default or result in the creation or imposition of, or give rise to, any lien, charge, restriction, claim, encumbrance or adverse penalty of any nature whatsoever under the Charter, the Bylaws or under any agreement or instrument to which the Company is a party or by which any of its properties or assets is bound or under any law or any order of any court or other agency of government; and

(c)           upon confirmation of the Plan, the New Common Stock will be the only authorized and outstanding class of capital stock of the Company.

8.             Certain Definitions.  As used in this Agreement, the following terms have the meanings indicated:

(a)           The term “Accredited Investor” means an “Accredited Investor,” as such term is defined in Regulation D promulgated under the Securities Act of 1933, as amended.

(b)           The term “Affiliate” means, with respect to any Person, any other Person, directly or indirectly, controlling, controlled by, or under common control with, such Person.  For purposes of this definition, the term “control” (including the correlative terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

(c)           Whether a Person “beneficially owns” or “beneficially owned,” is the “beneficial owner” of or has “beneficial ownership” of securities for the purposes of this Agreement shall be determined in the same manner as that set forth for determining a beneficial owner of a security under Rule 13d-3 of the Exchange Act, except that a Person will also be deemed to be the beneficial owner of all securities which such Person has the right to acquire pursuant to the exercise of any rights in connection with any securities or any agreement, regardless of when such rights may be exercised and whether they are conditional.

(d)           The term “Change of Control Transaction” means any transaction or series of related transactions that results in any of the following: (i) any Person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) is or becomes the beneficial owner, directly or indirectly, of Voting Securities of the Company representing at least a majority of the combined voting power of the Company’s then outstanding securities; (ii) during any period of two consecutive years (not including any period prior to the execution of this Agreement), individuals who at the beginning of such period constitute the Board (together with any new director whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved) cease for any reason to constitute at least a majority of the members of the Board; and (iii) a sale or disposition by the Company of all or substantially all of the assets of the Company and its subsidiaries taken as a whole (including the stock of any subsidiaries of the Company).

(e)           The term “Debt Interest” means an interest as a holder of indebtedness, which indebtedness (i) is not convertible or exchangeable for equity, (ii) has no voting rights on matters submitted to the stockholders of the issuer of such indebtedness

(including the election of directors), and (iii) does not result in Paulson or its Affiliates being deemed to be an Affiliate of the issuer of such indebtedness.

(f)            The term “Effective Date” means the effective date of the Plan pursuant to the terms thereof.

(g)           The term “Equity Securities” means New Common Stock or equity securities convertible into or exercisable or exchangeable for New Common Stock, but excluding Exempted Securities.

(h)           The term “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(i)            The term “Exempted Securities” means New Common Stock or equity securities convertible into or exercisable or exchangeable for New Common Stock issued (i) as consideration for any asset, right, entity or business acquired by the Company or any of its subsidiaries, including in connection with a merger, exchange offer, joint venture, license transaction or exchange of shares, (ii) in accordance with any stock option or other equity-based compensation plan of the Company or its subsidiaries or upon exercise, conversion or exchange of any stock option or other equity interest issued thereunder, (iii) as a dividend or other distribution to equityholders of the Company generally, (iv) in connection with a stock split or (v) in connection with the exchange, exercise or conversion of any equity interest that is outstanding (1) immediately upon the date of this Agreement, (2) thereafter, so long as Paulson had an opportunity to exercise the preemptive rights granted to Paulson with respect to the underlying equity interest or (3) thereafter, to the extent that such equity interest was issued pursuant to any of clauses (i), (ii), (iii) or (iv).

(j)            The term “Person” will be interpreted broadly to include, without limitation, any corporation, company, “group” (within the meaning of Section 13(d)(3) of the Exchange Act), partnership, limited liability company, other entity or individual.

(k)           The term “Termination Date” means December 31, 2013.

(l)            The term “Voting Securities” means securities of the Company with the power to vote with respect to the election of directors generally, including, without limitation, the New Common Stock.

9.             Notices.  All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when delivered personally to the recipient or sent to the recipient by facsimile (if sent by facsimile prior to 5:00 p.m. local time of the recipient on a business day or, if not, on the next business day), or one business day after deposit with a reputable overnight courier service (charges prepaid), or three business days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid.  Such notices, demands and other communications shall be sent to the Company and Paulson at the following addresses:

If to the Company:

SuperMedia Inc.
2200 West Airfield Drive
P. O. Box 619810
DFW Airport, Texas 75261
Attention: Cody Wilbanks
Facsimile: (972) 453 -6869

with copies to (which shall not constitute notice):

Fulbright & Jaworski L.L.P.

2200 Ross Avenue, Suite 2800

Dallas, Texas 75201

Attention: Glen J. Hettinger

Facsimile: (214) 855-8200

If to Paulson:

Paulson & Co. Inc.

1251 Avenue of the Americas, 50th Floor

New York, New York  10020

Attention: Daniel B. Kamensky

Facsimile: (212) 977-9505

with copies to (which shall not constitute notice):

Akin Gump Strauss Hauer & Feld LLP

One Bryant Park

New York, New York 10036

Attention:	Andrew Hulsh
Fred Hodara
Facsimile:	(212) 872-1002

10.          Expiration.  This Agreement shall expire on the Termination Date, subject to Section 12(a).

11.          Preemptive Rights.

(a)           So long as Paulson and its controlled Affiliates beneficially own in excess of 20% of the shares of New Common Stock then outstanding, and subject to the terms and conditions of Section 11(b), the Company shall not issue additional Equity Securities (an “Issuance”) unless, prior to such Issuance, the Company notifies Paulson in writing of the proposed Issuance and grants to Paulson, or at Paulson’s election, one or more of its Affiliates, the right (the “Right”) to subscribe for and purchase in whole or in part, at the same price and upon the same terms and conditions as set forth in the notice of such Issuance, a portion of such additional Equity Securities proposed to be issued in the

Issuance such that immediately after giving effect to the Issuance and the exercise of the Right (including, for purposes of this calculation, the issuance of shares of New Common Stock upon conversion, exchange or exercise of any Equity Security issued in the Issuance and subject to the Right), the shares of New Common Stock that Paulson and its Affiliates beneficially own (rounded to the nearest whole share) shall represent the same percentage of the aggregate number of shares of New Common Stock outstanding as was beneficially owned by Paulson and its Affiliates immediately prior to the Issuance.  In the event Equity Securities are issued as part of a unit with other securities, the Right will apply to such unit and not separately to any component of such unit.

(b)           The Right may be exercised by Paulson, or, at Paulson’s election, one or more of its Affiliates, as the case may be, provided that the Person exercising the Right must (i) be an Accredited Investor and (ii) deliver written notice to the Company of such exercise of the Right which is received by the Company within 20 business days after the date on which Paulson receives notice from the Company of the proposed Issuance.  The closing of the purchase and sale pursuant to the exercise of the Right shall occur on the date scheduled by the Company for the Issuance, which may not be earlier than ten business days and no later than 60 business days after the Company receives notice of the exercise of the Right.

(c)           Nothing in this Section 11 shall be deemed to prevent any Person from purchasing for cash or the Company from issuing any additional Equity Securities without first complying with the provisions of this Section 11; provided that, (i) the Board has determined in good faith that (a) the Company needs a prompt cash investment, (b) no alternative financing on terms no less favorable to the Company in the aggregate than such purchase is available on a no less timely basis, and (c) the delay caused by compliance with the provisions of this Section 11 in connection with such investment would be reasonably likely to materially adversely affect the Company; (ii) the Company gives prompt notice to Paulson of such investment as soon as practicable, and in any event at least five business days prior to the consummation of such investment; and (iii) the purchasing holder or the Company enables Paulson to exercise its rights to purchase its pro rata share as promptly as practicable following the initial prompt cash investment.  For purposes of this Section 11(c), the term “pro rata share” shall be based on Paulson’s and its Affiliates’ beneficial ownership of outstanding Equity Securities relative to the total number of outstanding Equity Securities, in each case prior to the issuance by the Company of Equity Securities in the transaction contemplated by this Section 11(c).

12.          Miscellaneous.

(a)           Survival.  The representations and warranties, covenants and agreements contained in this Agreement shall survive the execution of this Agreement and any investigation at any time by or on behalf of Paulson or the Company.  The provisions of Section 11 and, to the extent necessary for the interpretation or enforcement of Section 11, Sections 8, 9 and 12, of this Agreement shall survive the expiration of this Agreement.

(b)           Entire Agreement.  This Agreement contains the entire agreement between the parties hereto concerning the subject matter hereof and supersedes all prior written and prior or contemporaneous oral agreements between the parties with respect to such matters.

(c)           Amendment.  The agreements set forth in this Agreement may be modified or waived only by a separate writing by the Company and Paulson expressly so modifying or waiving such agreements.

(d)           No Waiver.  No failure or delay by the Company in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

(e)           Assignment.  Any assignment or attempted assignment of this Agreement by Paulson without the prior written consent of the Company shall be void.

(f)            Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

(g)           Specific Performance.  The parties hereto agree that money damages would not be a sufficient remedy for any breach of this Agreement and that each of the parties hereto shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach, and each party further agrees to waive any requirement for the security or posting of any bond in connection with such remedy.  Such remedy shall not be deemed to be the exclusive remedy for breach of this Agreement but shall be in addition to all other remedies available at law or equity.

(h)           THIS AGREEMENT SHALL BE GOVERNED BY, CONSTRUED IN ACCORDANCE WITH, AND ENFORCED BY THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF. THE PARTIES HERETO (I) IRREVOCABLY CONSENT TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF DELAWARE FOR ANY SUITS, ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATED TO THIS AGREEMENT AND IRREVOCABLY WAIVE ALL OBJECTIONS TO SUCH JURISDICTION, INCLUDING, WITHOUT LIMITATION, ANY CLAIM THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM, (II) AGREE THAT THIS AGREEMENT HAS BEEN ENTERED INTO IN EXPRESS RELIANCE UPON 6 DEL. C. SS. 2708, AND (III) IRREVOCABLY AND UNCONDITIONALLY CONSENT TO SERVICE OF PROCESS IN, SUBMIT TO THE EXCLUSIVE JURISDICTION OF, AND AGREE TO APPEAR IN, THE COURT OF CHANCERY IN THE STATE OF DELAWARE IN WILMINGTON, DELAWARE, WITH RESPECT

TO ALL ACTIONS AND PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY.

13.          Amendment and Restatement.  This Agreement amends and restates and replaces in full the Original Agreement.

*   *   *   *

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

SUPERMEDIA INC.

By:	/s/ Samuel D. Jones

Name:	Samuel D. Jones

Title:	Chief Financial Officer

PAULSON & CO. INC.

FOR ITS OWN ACCOUNT FOR THE LIMITED PURPOSE OF AGREEING TO BE BOUND SOLELY BY SECTIONS 2, 3, 4(B), 4(C) AND, TO THE EXTENT NECESSARY FOR THE INTERPRETATION OR ENFORCEMENT OF ANY OF THE FOREGOING, SECTIONS 8, 9, 10 AND 12 OF THIS AGREEMENT

By:	/s/ Stuart Mercer

Name:	Stuart Mercer

Title:	Authorized Signatory

PAULSON & CO. INC.
ON BEHALF OF INVESTMENT FUNDS AND ACCOUNTS MANAGED BY IT

By:	/s/ Stuart Mercer

Name:	Stuart Mercer

Title:	Authorized Signatory

SCHEDULE A

Paulson Recovery Master Fund Ltd.

c/o Paulson & Co. Inc.

1251 Ave of the Americas

New York, NY  10020  USA

Exhibit A

Amendment to Bylaws